News Release
March 3, 2022
SSR MINING APPOINTS NEW BOARD DIRECTOR

DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM; ASX: SSR) (“SSR Mining” or the “Company”) announces the appointment of Ms. Leigh Ann Fisher to its Board of Directors (the “Board”).

Ms. Fisher brings over 30 years of finance, human capital, and leadership experience to the Board. Most recently, Ms. Fisher served as Executive Vice President and Chief Administrative Officer of Alcoa Corporation from 2016 until her retirement in 2020. As Chief Administrative Officer, Ms. Fisher had responsibility for human resources, procurement, information technology/automation solutions, global shared services, and business process optimization. From 2013 to 2016, Ms. Fisher held the role of Chief Financial Officer for Alcoa’s Global Primary Products Group, responsible for managing finance and business analysis for Alcoa’s worldwide primary products system.

Michael Anglin, Chairman of the Board, stated, “We are pleased to have attracted someone of the caliber of Leigh Ann and welcome her to the SSR Mining Board of Directors. Her strong finance and human capital experience complements our current board members and we look forward to her being a valuable member of the Board as we continue to execute our strategy."

About SSR Mining
SSR Mining Inc. is a leading, free cash flow focused intermediate gold company with four producing assets located in the USA, Turkey, Canada, and Argentina, combined with a global pipeline of high-quality development and exploration assets in the USA, Turkey, Mexico, Peru, and Canada. In 2021, the four operating assets produced approximately 794,000 gold-equivalent ounces. SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.

SSR Mining Contacts
F. Edward Farid, Executive Vice President, Chief Corporate Development Officer
Alex Hunchak, Director, Corporate Development and Investor Relations

SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (416) 306-5789

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SOURCE: SSR Mining Inc.